UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IntercontinentalExchange, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58 2555 670 (IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500 Atlanta, GA (Address of Principal Executive Offices)	30328 (Zip code)
IntercontinentalExchange, Inc.
2009 Omnibus Incentive Plan
(Full title of the Plan)

Andrew J. Surdykowski, Esq.
Vice President & Associate General Counsel
IntercontinentalExchange, Inc.
2100 RiverEdge Parkway, Suite 500
Atlanta, GA 30328
(770) 857-4700
(Name and Address of Agent For Service)

Please Send Copies of Communications to:
Catherine M. Clarkin, Esq.
Sullivan & Cromwell LLP
125 Broad Street, New York, New York 10004-2498
(212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(2)	Share(3)	Price(3)	Registration Fee
Common Stock, par value $0.01 per share (1)	3,700,000	$105.72	$391,164,000	$21,826.95

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include any additional shares of common stock, par value $0.01 per share (“Common Stock”), of IntercontinentalExchange, Inc. (the “Company”) as may be required pursuant to the anti-dilution provisions of the IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan (the “Plan”) and any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)	The number of shares of Common Stock being registered represents the estimated maximum aggregate amount of shares of Common Stock to be issuable in connection with the Plan.

(3)	Estimated solely for the purpose of computing the amount of the registration fee. In accordance with Rule 457(h), the maximum offering price per share of Common Stock was calculated based on the average of the high and low prices per share of the Company’s Common Stock in accordance with Rule 457(c) as reported on the New York Stock Exchange on June 23, 2009.

EXPLANATORY NOTE
     The Plan was adopted by the Company’s Board of Directors on March 6, 2009 and approved by the Company’s stockholders at its annual meeting of stockholders held on May 14, 2009. The Plan replaces the IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, the IntercontinentalExchange, Inc. 2004 Restricted Stock Plan, the IntercontinentalExchange, Inc. 2000 Stock Option Plan and the Creditex 1999 Stock Option/Stock Incentive Plan for awards granted on or after May 14, 2009.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference pursuant to Item 3 of Part II in this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The Company will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attention: Associate General Counsel, telephone number (770) 857-4700.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:
(a)     The Company’s Annual Report on Form 10-K, filed with the Commission on February 11, 2009, which contains audited financial statements of the Company for the latest period for which such statements have been filed.
(b)     All other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.
(c)     The description of the Company’s Common Stock contained under the heading “Description of Capital Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-1 (File No. 333-123500), as amended (the “S-1 Registration Statement”), which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A (File No. 001-32671).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents unless all or a portion of such documents are deemed not to be filed.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this registration statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 7.6 of our bylaws provides for indemnification by us of our directors, officers and employees to the fullest extent permitted by the DGCL.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Our charter provides for such limitation of liability.
     We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a complete list of exhibits filed as part of this registration statement.

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed with the SEC on March 10, 2006, File No. 001-32671).

3.2	Amended and Restated Bylaws of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 16, 2008, File No. 001-32671).

4.1	IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan.*

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

*	Filed herewith.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 24, 2009.

INTERCONTINENTALEXCHANGE, INC.
By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chief Executive Officer and Chairman

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Sprecher and Scott A. Hill, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher	Chief Executive Officer and Chairman (principal executive officer)	June 24, 2009
/s/ Scott A. Hill Scott A. Hill	Senior Vice President, Chief Financial Officer (principal financial and accounting officer)	June 24, 2009
/s/ Charles R. Crisp Charles R. Crisp	Director	June 24, 2009
/s/ Fredrick W. Hatfield Fredrick W. Hatfield	Director	June 24, 2009
/s/ Jean-Marc Forneri Jean-Marc Forneri	Director	June 24, 2009
/s/ Terrence F. Martell Terrence F. Martell	Director	June 24, 2009
/s/ Sir Robert Reid Sir Robert Reid	Director	June 24, 2009

Signatures	Title	Date
/s/ Frederic V. Salerno Frederic V. Salerno	Director	June 24, 2009
/s/ Fred W. Schoenhut Fred W. Schoenhut	Director	June 24, 2009
/s/ Judith A. Sprieser Judith A. Sprieser	Director	June 24, 2009
/s/ Vincent Tese Vincent Tese	Director	June 24, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed with the SEC on March 10, 2006, File No. 001-32671).

3.2	Amended and Restated Bylaws of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 16, 2008, File No. 001-32671).

4.1	IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan.*

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

*	Filed herewith.